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                                  EXHIBIT 99.1


[AIR NET(R) LOGO]
Communications Corporation


Press Contact:                                             Investor Contact:
Jim Burke                                                  Ed Bisno
Edelman Worldwide                                          Edelman Worldwide
407-716-8156                                               212-704-8212
jim_burke@edelman.com                                      ed_bisno@edelman.com

Company Contact:
Tim Mahar
321-953-6633
tmahar@aircom.com


FOR IMMEDIATE RELEASE

                 AIRNET ANNOUNCES RECORD FIRST QUARTER REVENUES

              - COMPANY ALSO ANNOUNCES FIRST INTERNATIONAL ORDERS -

MELBOURNE, FL, April 26, 2000 - AirNet Communications Corporation (NASDAQ: ANCC) today reported record revenues for the first quarter ended March 31, 2000 -- and its first orders from international wireless service providers.



FIRST QUARTER 2000 RESULTS

The company reported that first quarter revenues grew to $7.1 million, which more than tripled the $2.2 million of revenue recorded for the same period a year ago. As expected,

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the company reported an operating loss for the first quarter of $7.4 million compared to

                                     -more-

$4.5 million in 1999. The company's operating loss was the result of continued investments in product development and marketing and sales. On a weighted average basis, the first quarter net loss attributable to common shareholders improved to $6.0 million, or $0.26 per share, basic and diluted, from the $6.2 million net loss, or $16.66 per share, basic and diluted, in last year's same quarter. Per share amounts were based on 23.3 million weighted average shares in the quarter, compared to 0.4 million weighted average shares in the 1999 first quarter.

Commenting on the overall results, Lee Hamilton, president and chief executive officer, stated, "We are extremely pleased to build on the momentum of last quarter. Importantly, our pipeline of new orders includes expanding existing accounts, such as the previously announced $7 million order for GSM (Global System for Mobile Communications) base stations from Carolina PCS, as well as signing up a new customer, an independent telephone company in the Midwest. Carolina PCS's orders now total $21 million."

Mr. Hamilton noted that, "We're also fortunate to have Michael Kirby join our Board. Mr. Kirby, who is currently Vice President of Worldwide Software Sales for Cisco Systems, Inc. (NASDAQ: CSCO) brings broad sales and international experience to AirNet."

                                     -more-

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AIRNET GOES GLOBAL

Separately, AirNet also announced that it has received its first two international orders for $3.5 million of GSM infrastructure. Mr. Hamilton said, "We are pleased with these first steps in establishing ourselves in the international marketplace."

The first international order, for $2.6 million, is from Guam based Hafatel, LLC. Hafatel will serve the islands of Guam and Saipan. AirNet will provide a complete GSM Base Station Subsystem for Guam including all base stations and ancillary equipment.

Fred Liao, president and CEO of Hafatel said, "AirNet's GSM solution to providing voice, high-speed data and Internet services were the keys to success with Hafatel. We extensively evaluated various technologies during our selection process. The AirSite Backhaul Free Base Station enables us to become cash flow positive years before we would have under our original plan. And, only AirNet's broadband, software-defined base station offers us a cost-effective, software-based upgrade path to the wireless Internet. No other vendor could offer us both."

The second international order, initially for $0.9 million, is from an undisclosed operator deploying 900 MHz GSM. The operator also manufactures and distributes telecommunications equipment internationally. AirNet was selected because AirNet's products provide unparalleled revenue generating ability by providing high capacity and future wireless Internet features.

                                     -more-

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OUTLOOK

"Subscriber demand for the wireless Internet is growing more rapidly than almost anyone predicted. It is essential that operators deploy future proof wireless infrastructure that meets today's need for seamless coverage, rapid deployment and low operating costs," stated Mr. Hamilton. "Only AirNet offers the base stations that can meet these different needs."

Mr. Hamilton observed that "The FCC has recently requested comments on software defined radio which we believe validates our approach. We are the technology leader in this area with the only commercially deployed broadband, software-defined base station." On March 21st, the FCC stated "Software defined radios could offer tremendous advantages to consumers over currently available wireless equipment. These benefits include lower cost, a greater variety of features, and the ability to adapt to multiple communication standards. They could also offer advantages to manufacturers, such as increased economies of scale in production, increased worldwide market opportunities, and a decrease in the number of devices that must be maintained in inventory. Software defined radios could expand access to broadband communications for all persons and increase competition among telecommunication service providers."

AirNet Communications Corporation's award winning wireless base station products, based on over 60 patents either issued or filed, provide a cost effective, future proof solution for wireless operators as they deploy and expand their networks.

                                     -more-

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AirNet's patented broadband, software-defined AdaptaCell(TM) base station provides a high capacity base station with a software upgrade path to the wireless Internet allowing for cost effective coverage.

The AdaptaCell's(TM) patented technology means no more time consuming and expensive hardware upgrades - the wireless Internet is only a software upgrade away. And, with software control, AirNet lets service providers support multiple protocols simultaneously avoiding costly overlays. The AirSite's(R) award winning architecture eliminates the need for a physical backhaul link, thus reducing operating costs. And, AirNet won the prestigious "GSM World Award" for technical innovation for AdaptaCell's(TM) evolution to the wireless Internet, and for AirSite's(R) revolutionary wireless backhaul capability. AirNet is a wireless base station technology leader and is wireless Internet ready. AirNet can be contacted in the US at 321-984-1990 or visit us at www.aircom.com.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
                              REFORM ACT OF 1995.

The statements contained in this press release that are not historical information are forward-looking statements that relate to future events or our future financial performance, including statements regarding our expectations, beliefs, plans, estimates, intentions or strategies for the future. Forward looking statements include statements regarding the transition and evolution to high-speed data and wireless Internet services, future sales to customers and customer deployment plans. All forward-looking statements included in this release are based upon information available to AirNet Communications Corporation as of the date hereof and we assume no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause our actual results to differ materially from those projected. Potential risks and uncertainties include, but are not limited to, our historical and future losses, our limited operating history, and fluctuations in our quarterly revenues and operating results. These and other risks are discussed in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1999.

AirNet(r) and AirSite(r) are registered with the U.S. Patent and Trademark Office. AdaptaCell(tm), Backhaul Free Base Station(tm), and We're Ready for Anything(tm) are trademarks of AirNet Communications Corporation. Other names are registered trademarks or trademarks of their respective companies or organizations

                               -Tables to follow-


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                        AIRNET COMMUNICATIONS CORPORATION
                        CONDENSED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          Unaudited           Unaudited
                                                     3 months ended      3 months ended

                                                           MARCH 31           MARCH 31,
                                                               2000                1999


Net revenues                                            $     7,065      $   2,158
Cost of revenues                                              4,628          1,457
Gross profit                                                  2,437            701
Operating expenses:
     Research and development                                 6,078          3,735
     Sales and marketing                                      2,475            891
     General and administrative                               1,125            561
     Stock based compensation                                   109             46
          Total operating expenses                           9 ,787          5,233


Loss from operations                                        (7,350)        (4,532)
Other income, net                                             1,345             74

Net loss                                                $   (6,005)      $ (4,458)

Preferred dividends (1)                                           -          1,694

Net loss attributable to common stockholders            $   (6,005)      $ (6,152)

Net loss per share attributable to common
stockholders - basic and diluted                        $    (0.26)      $ (16.66)

Weighted average shares used in calculating basic
and diluted loss per common share                        23,262,720        369,309


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     (1) All accumulative dividends were cancelled when the company closed on its initial public offering in Dec. 1999.  This is a non-cash item.



                                     -more-

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                        AIRNET COMMUNICATIONS CORPORATION
                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                              Unaudited        Audited
                                                               March 31        Dec. 31
                                                                   2000           1999

ASSETS
         Cash and cash equivalents                           $   86,106     $  100,423
         Accounts receivable, net                                16,360         10,122
         Inventories                                             20,128         15,978
         Other current assets                                       644            500
             Total current assets                            $  123,238     $  127,023


         Property and equipment, net                              4,583          3,968
         Other long-term assets                                      22             22
             Total assets                                    $  127,843     $  131,013

LIABILITIES AND STOCKHOLDERS' EQUITY
         Accounts payable                                    $    6,399          6,464
         Accrued expenses                                         2,597          2,101
         Current portion of capital lease obligations               364            540
         Customer deposits                                        4,027          5,234
         Deferred revenues                                       11,625          8,209
             Total current liabilities                           25,012         22,548


         Capital lease obligations                                  300            202


         Stockholders' equity                                   102,531        108,263


             Total liabilities and stockholders' equity       $ 127,843     $  131,013





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